FREE WRITING PROSPECTUS

FILED PURSUANT TO RULE 433

REGISTRATION NO. 333-144945-01

*NEW ISSUE*  $1,750mm GE Capital Credit Card Trust (GEMNT) 2009-2
*** STATUS ***
*** TALF ELIGIBLE ***

JT LEADS: RBS/CS
CO’S: BAS/BARC/CASTLEOAK/DB/WILLIAMS

Cls$AMT(mm) M/F     WAL  E.FINAL    L.FINAL    BENCH  SPD  YLD   CPN PX
A  1,750.00 Aaa/AAA 2.93 07/16/2012 07/15/2015 ISWPS+ 155  3.724 3.69 99.98494

B&D              : RBS
EXPECTED SETTLE  : 8/13/09
FIRST PAYMENT    : 9/15/09
TALF HAIRCUT     : 8%
ERISA ELIGIBLE   : YES
OFFERING TYPE    : PUBLIC
BBG TICKER       : GEMNT 2009-2
Class A CUSIP    : 36159JBM2

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates.  Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov <http://www.sec.gov/>. Alternatively, RBS will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071 or emailing offeringmaterials@rbs.com

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus, if conveyed prior to the time of your contractual commitment to purchase any of the securities, supersedes any information contained in any prior similar materials relating to the securities. The information in this free writing prospectus is preliminary, and is subject to completion or change. This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an offer to purchase the Securities, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities, until we have accepted your offer to purchase securities.

You are advised that the terms of the securities, and the characteristics of the pool assets backing them, may change (due, among other things, to the possibility that the assets that comprise the pool may become delinquent or defaulted or may be removed or replaced and that similar or different assets may be added to the pool, and that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. You are advised that securities may not be issued that have the characteristics described in these materials. The underwriter’s obligation to sell such securities to you is conditioned on the assets and securities having the characteristics described in these materials. If for any reason the issuer does not deliver such securities, the underwriter will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.